Alimera Sciences Strengthens Financial Position

Facility increased to $45 million

Interest only repayment period extended up to 18 months

ATLANTA, Oct. 20, 2016 (GLOBE NEWSWIRE) -- Alimera Sciences, Inc. (NASDAQ:ALIM) (Alimera), a pharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that its United Kingdom subsidiary, Alimera Sciences Limited (Limited), has amended its $35 million term loan agreement (the Amendment) with Hercules Capital, Inc. (NYSE:HTGC) (Hercules). Under the Amendment, Hercules has agreed to provide Limited up to $10 million in additional financing upon the achievement by Alimera and its subsidiaries of certain revenue milestones.

“This amended debt facility strengthens our financial position. We believe the Amendment mitigates the need to seek additional financing for the continued commercialization of ILUVIEN in the U.S., the United Kingdom, Germany and Portugal," said Rick Eiswirth, Alimera's president and chief financial officer. "Further, the Amendment provides us with the potential to access additional funds for expansion elsewhere in Europe or, upon the achievement of positive cash flow in our existing markets, clinical trials for possible extension of the ILUVIEN label."

Under the Amendment, the interest-only payment period has been extended by 18 months, through November 2018, provided that Alimera meets, on a consolidated basis with its subsidiaries, certain revenue and liquidity requirements. The amended debt facility requires that Alimera and its subsidiaries meet certain minimum revenue, liquidity and EBITDA covenants. The revenue covenant will not apply with respect to any month during which Alimera and its subsidiaries maintain at least $35 million in liquidity, including cash and eligible accounts receivable, at all times during such month and no event of default under the amended debt facility has occurred or exists at any time during such month.

Amortization of the term loan is now expected to start in December 2018 with 24 equal monthly payments of principal and interest.

The term loan will accrue interest from and after the date of the Amendment at the greater of 11% or 7.5% plus the prime rate per annum. The outstanding principal balance will also bear “payment in kind” interest at the rate of 1% per annum, which will be added to the outstanding principal balance at each interest payment date.

In connection with the Amendment, Alimera issued Hercules a warrant to purchase up to the amount of shares of Alimera’s common stock equal to $500,000 divided by the lowest volume-weighted average sale price for a share reported over any ten consecutive trading days during the period commencing on and including September 23, 2016 and ending on the earlier to occur of (i) December 30, 2016 (inclusive of such date), and (ii) the second trading day immediately preceding the date of closing of a Merger Event (as such term is defined in the warrant agreement).

About Alimera Sciences, Inc.

Alimera, founded in June 2003, is a pharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and affect millions of people in aging populations.

Alimera's commitment to retina specialists and their patients is manifest in Alimera's product and development portfolio designed to treat early- and late-stage diseases. For more information, please visit www.alimerasciences.com.

Forward-Looking Statements

This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the potential mitigation of Alimera’s need to seek additional funding for the continued commercialization of ILUVIEN in the U.S., the United Kingdom, Germany and Portugal, the possibility that Alimera will be able to access additional funds, and Alimera’s plans with respect to possible geographic expansion and extension of the ILUVIEN label. Such forward- looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, Alimera failing to meet its financial covenants under its amended debt facility with Hercules, which could materially affect Alimera's commercialization of ILUVIEN and its ability to borrow additional funds, market acceptance of ILUVIEN in the U.S. and Europe, as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at http://www.sec.gov. Additional factors may also be set forth in those sections of Alimera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, to be filed with the SEC in the fourth quarter of 2016. In addition to the risks described above and in Alimera's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera's results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera.

Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved. All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For press inquiries:
Katie Brazel
for Alimera Sciences
404-317-8361
kbrazel@bellsouth.net

For investor inquiries:
CG Capital
for Alimera Sciences
877-889-1972
investorrelations@cg.capital